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                                                                  EXHIBIT 10.126


                               SEVENTH AMENDMENT
                                    TO THE

                                 SMART & FINAL
                    SUPPLEMENTAL DEFERRED COMPENSATION PLAN



     The Smart & Final Supplemental Deferred Compensation Plan (the "Plan") is hereby amended, effective as of May 16, 2000, as follows:


     1.  Section 2.24 of the Plan is amended to read as follows:

               2.24  "Qualified 401(k) Plan" means the plan qualified under
          Section 401(k) of the Code which is sponsored by the Employer.

     2. The title of Article IV of the Plan is amended to read "ADDITIONAL CONTRIBUTIONS".

     3.  Section 4.5 is added to the Plan to read as follows:

               4.5 In the event that an Eligible Associate is participating in another nonqualified deferred compensation plan or arrangement sponsored by an Employer (other than this Plan), such Eligible Associate may elect at such time, and under such procedures, as shall be determined by the Committee from time to time to transfer all or his or her entire balance in such other plan or arrangement to this Plan. In addition, at the same time that the Committee permits such transfer, the Eligible Associate may also elect to have all future amounts of deferred compensation that would be credited to the other plan or arrangement credited to this Plan. The Eligible Associate shall be treated as a Participant (whether or not previously a Participant), and all such amounts shall be credited to his or her Account. The other plan or arrangement shall continue in effect, but shall be relieved of liability to the Eligible Associate to the extent that balances or future deferred compensation are credited to this Plan.

     4.  Section 4.6 is added to the Plan to read as follows:

               4.6 With respect to each Plan Year, the Company shall allocate to each Participant an amount, if any, equal to such Participant's lost deferral contributions under the Qualified 401(k) Plan attributable solely to the reduction in his deferrals in order to comply with Section 401(k)(3) of the Code, provided that the Participant is employed by the Employer on the date of such allocation. Such allocation shall be made as of the first day of
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          the month in which the Employer returns such excess 401(k)
          contribution to the Participant, or limits the Participant's deferrals under the Qualified 401(k) Plan to avoid the creation of such excess, and the Participant's cash compensation shall be correspondingly reduced.

     5.  Section 4.7 is added to the Plan to read as follows:

               4.7 At the request of the Company, the Committee may approve additional contributions by the Company for specific Participants for any Plan Year in its discretion.


IN WITNESS WHEREOF, this Seventh Amendment has been executed by duly authorized persons, as of the effective date written above.


                              SMART & FINAL, INC.



By:     /s/ Donald G. Alvarado                 By:    /s/ Richard N. Phegley
        ----------------------                        ----------------------
Title:  Senior Vice President                 Title:  Vice President &
          and Secretary                                 Treasurer